Exhibit 99.1

Peak International Reports

Year End Financial Results

For Immediate Release

Contacts:

	John Supan	Lytham Partners, LLC

	Chief Financial Officer	Joe Diaz

	Peak International Limited, Hong Kong	Joe Dorame

	+852-3193-6000	Robert Blum

(602) 889-9700

HONG KONG, – May 16, 2007—Peak International Limited (NASDAQ: PEAK) today announced financial results for the quarter and year ended March 31, 2007.

Revenues for the quarter were $12.1 million, a decrease of 28.6% compared to $16.9 million in the comparable quarter of the previous year. Peak recorded a net loss of $2.2 million, or $0.18 per basic and diluted share, for the quarter, compared to a net loss of $1.0 million, or $0.08 per basic and diluted share, for the same quarter of the previous year.

For fiscal year 2007, Peak had net sales of $60.2 million, down 9.0% compared to $66.1 million for fiscal 2006. Peak recorded a net loss of $3.9 million for fiscal year 2007, or loss per share of $0.31 on a basic and diluted basis, compared to a net loss of $4.6 million, or $0.37 loss per share on a basic and diluted basis in the prior year.

Loss of disc caddy business during the fourth quarter impacted results versus the comparable quarter last year. Gross profit margin for the just completed quarter was 11.9% compared to 27.5% in the same quarter last year. This decrease was mainly attributable to the reduction in revenues, which resulted in a greater proportion of fixed manufacturing overheads that was absorbed into the cost of goods sold. The gross margin for the fourth quarter also included a charge of approximately $0.3 million for plant and equipment that was written off due to obsolescence. For the year, the gross margin improved slightly to 17.8% up from 17.4% for the previous year.

Effective April 1, 2006, Peak adopted Statement of Financial Accounting Standards SFAS No. 123R using the modified prospective method, which requires the expensing of all stock-based compensation. For the quarter and fiscal year ended March 31, 2007, the Company reported non-cash, stock-based compensation of $81,000 and $565,000, or $0.01 and $0.05 per share, respectively. At the conclusion of the fourth quarter, the financial condition of the Company continued to be very strong with approximately $21.5 million in cash and cash equivalents and no long-term debt.

Dean Personne, president and chief executive officer of Peak International, said, “While we are not pleased with the shortfall in sales during fiscal year 2007, we are pleased that we substantially narrowed the net loss for the year compared to the prior year. The efficiencies achieved in our manufacturing operations and the reductions in our operating expenses in fiscal 2007 significantly impacted the improvement in cutting the net loss. We believe there are opportunities to achieve additional manufacturing efficiencies going forward and we are determined to make those efficiencies materialize.”

“Our challenge throughout fiscal 2007 has been to drive future sales,” continued Mr. Personne. During the course of the year we commenced a number of initiatives aimed at improving the effectiveness of our sales and marketing efforts. We are more aggressively driving our branding and marketing messages throughout the geographical regions in which we operate; we have provided our sales force with a much more experienced U.S. sales management team; and we have installed new client relationship management tools designed to help our sales force become more productive in substantially driving sales. In addition, we partnered with Global Precision to develop new products that can enhance our ability to drive sales in a number of new market segments.”

Mr. Personne concluded, “Another more recent development that we believe can be a catalyst to drive sales going forward is the introduction of our new UltraLite™ product line, which features a unique combination of tooling, process technology and materials. Not only does UltraLite meet or exceed the performance of previous material and process combinations, but it is delivered with lower weight and overall product costs. The reduced weight translates into reduced air and ground shipping costs throughout the supply chain for our customers. This new process also reduces material waste and recycling volumes. We believe that our customers will be extremely well served with this technological advancement. We expect to experience improved sales results as we achieve additional traction from all of our initiatives in fiscal 2008.”

Earnings Call

Peak will host a conference call to discuss the Company’s fourth quarter results on Thursday, May 17, 2007 at 10:00 AM ET. To access the teleconference, please call (888) 413-9033 (domestic) or (706) 679-5076 (international). To listen to the teleconference via the Internet, go to http://www.peakinternational.com/investor.html and click on the fourth quarter 2007 teleconference link. A replay of the call will be available at (800) 642-1687 (domestic) or (706) 645-9291 (international), access number 4765829 for 3 days following the call, and the web cast will be archived on the company’s website, http://www.peakinternational.com/investor.html, for 30 days.

About Peak International Limited

Peak International Limited is a leading supplier of precision-engineered packaging products for storage, transportation and automated handling of semiconductor devices and other electronic components. There are approximately 1,600 people who are working for Peak directly worldwide or indirectly in its factory in Shenzhen, the PRC, which is operated pursuant to a processing agreement with an unaffiliated party. Peak operates warehouses throughout the world and offers JIT services to leading semiconductor manufacturers and assemblers.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements related to our ability to: (i) achieve additional manufacturing efficiencies, (ii) improve the effectiveness of our sales and marketing efforts to increase revenues, (iii) develop new products that can enhance our ability to drive sales in a number of new market segments, (iv) realize increased revenues with our new UltraLite™ product line, (v) achieve customer satisfaction with our products, (vi) improve sales results and (vii) improve our overall performance in fiscal 2008. These and other forward-looking statements are not guarantees of future results and are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include but are not limited to: price of raw materials, factors relating to conditions in semiconductor, disk drive and electronic industries, the amounts the Company may have to pay for workers at the PRC factory operated by a third party, difficulties related to working in the PRC, including regional government and processing partner relations, the market acceptance of its products, the introduction of new products by the Company’s competitors, any future economic downturn, and other matters that could cause actual results to differ materially from the projections made herein. Additional risks are detailed in the Company’s filings with the Securities and Exchange Commission, including the Company’s Quarterly Reports on Form 10-Q and Annual Report on Form 10-K filed on June 29, 2006. Statements included in this press release are based on information known to the Company as of the date of this release, and the Company assumes no obligation to update or revise any forward-looking statements or to update the reasons why actual results could differ from those projected in any forward-looking statement in this release.

Consolidated Statements of Operations

(in thousands of United States Dollars, except share and per share data)

	Three Months Ended March 31,
	2007	2006
	(Unaudited)	(Unaudited)
Net Sales	$12,068	$16,893
Cost of Goods Sold	10,628	12,253

Gross Profit	1,440	4,640

Selling and Marketing	2,165	2,283
General and Administrative	1,642	3,450
Research and Development	86	37

Loss from operations	(2,453)	(1,130)
Other Income – net	54	102
Interest income	157	65

Loss Before Income Taxes	(2,242)	(963)
Income Tax Benefit (Expense)	66	(56)

NET LOSS	$(2,176)	$(1,019)

LOSS PER SHARE

– Basic	$(0.18)	$(0.08)
– Diluted	$(0.18)	$(0.08)
Weighted Average Number of Shares Outstanding

– Basic	12,423,000	12,420,000
– Diluted	12,423,000	12,420,000

Consolidated Statements of Operations

(in thousands of United States Dollars, except share and per share data)

	Year Ended March 31,
	2007	2006
	(Unaudited)	(Unaudited)
Net Sales	$60,159	$66,119
Cost of Goods Sold	49,424	54,632

Gross Profit	10,735	11,487

Selling and Marketing	8,647	10,184
General and Administrative	6,611	8,663
Research and Development	172	145
Gain on Disposal of a Subsidiary	—	(2,189)

Loss from operations	(4,695)	(5,316)
Other Expense – net	(117)	(82)
Interest income	622	350

Loss Before Income Taxes	(4,190)	(5,048)
Income Tax Benefit	283	473

NET LOSS	$(3,907)	$(4,575)

LOSS PER SHARE

– Basic	$(0.31)	$(0.37)
– Diluted	$(0.31)	$(0.37)

Weighted Average Number of Shares Outstanding

– Basic	12,421,000	12,420,000
– Diluted	12,422,000	12,420,000

Consolidated Balance Sheets

(in thousands of United States Dollars)

	March 31, 2007	March 31, 2006
	(Unaudited)	(Unaudited)
ASSETS
Current Assets:

Cash and cash equivalents	$20,366	$17,441
Restricted Cash	1,128	2,182
Accounts receivable—net of allowance for doubtful accounts of $427 at March 31, 2007 and $128 at March 31, 2006	9,279	12,277
Inventories	10,959	12,782
Other receivables, deposits and prepayments	852	615

Total Current Assets	42,584	45,297

Property, plant and equipment – net	19,278	22,358
Land use rights	703	722
Deposits for acquisition of property, plant and equipment	60	133
Other deposit	301	301

TOTAL ASSETS	$62,926	$68,811

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:

Accounts payable:

– Trade	$3,689	$5,601
– Property, plant and equipment	78	536
Accrued payroll and employee benefits	1,165	1,007
Accrued other expenses	1,990	2,019
Income taxes payable	95	111

Total Current Liabilities	7,017	9,274
Deferred Income Taxes	—	288

Total Liabilities	7,017	9,562

Stockholders’ Equity:

Share capital	124	124
Additional paid-in capital	27,707	27,135
Retained earnings	29,331	33,238
Accumulated other comprehensive loss	(1,253)	(1,248)

Total stockholders’ equity	55,909	59,249

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$62,926	$68,811

Consolidated Statements of Cash Flows

(in thousands of United States Dollars)

	Year Ended March 31,
	2007	2006
	(Unaudited)	(Unaudited)
Operating activities:

Net loss	$(3,907)	$(4,575)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	6,805	6,444
Deferred income taxes	(288)	(587)
Loss on disposal/write-off of property, plant and equipment	439	437
Allowance for doubtful accounts	299	8
Non-cash share-based compensation	565	—
Gain on disposal of a subsidiary	—	(2,189)
Changes in operating assets and liabilities:

Accounts receivable	2,699	293
Inventories	1,823	957
Other receivables, deposits and prepayments	(237)	233
Income taxes receivable	—	3

Accounts payable-trade	(1,912)	(2,687)
Accrued payroll, employee benefits and other expenses	129	(165)
Income taxes payable	(16)	(16)
Cash held in escrow for terms of sale agreement for disposal of a subsidiary	641	—

Cash held in escrow for funding of certain contingent obligations under existing contracts with senior management	413	(901)

Net cash provided by (used in) operating activities	7,453	(2,745)

Investing activities:

Sales proceeds on disposal of a subsidiary	—	2,254

Sales proceeds on disposal of property, plant and equipment	—	15
Acquisition of property, plant and equipment	(4,603)	(4,297)
Decrease (Increase) in deposits for acquisition of property, plant and equipment	73	(100)

Net cash used in investing activities	(4,530)	(2,128)

Financing activities:

Proceeds from issuance of common stock	7	—

Net cash provided by financing activities	7	—

Net increase (decrease) in cash and cash equivalents	2,930	(4,873)
Cash and cash equivalents at beginning of year	17,441	22,301
Effects of exchange rate changes on cash and cash equivalents	(5)	13

Cash and cash equivalents at end of year	$20,366	$17,441

Supplemental cash flow information:

Cash paid during the year

Income taxes	21	127